EXHIBIT 99.2

NEWS RELEASE

Weatherford International plc Announces Early Tender Results of Cash Tender Offer for up to $1,600,000,000 of Weatherford International Ltd.’s 11.00% Senior Notes Due 2024

HOUSTON, October 26, 2021 /PRNewswire/ -- Weatherford International plc (NASDAQ: WFRD) (“Weatherford” or the “Company”) today announced the early tender results as of 5:00 p.m., New York City time, on October 25, 2021 (the “Early Tender Deadline”) of the previously announced tender offer (the “Tender Offer”) of its wholly owned subsidiary, Weatherford International Ltd. (the “Issuer”), to purchase for cash up to $1,600,000,000 aggregate principal amount of its outstanding 11.00% Senior Notes due 2024 (the “Notes”).

The terms and conditions of the Tender Offer are described in an Offer to Purchase, dated October 12, 2021 (the “Offer to Purchase”).

The aggregate principal amount of Notes validly tendered and not validly withdrawn at or prior to the Early Tender Deadline (the “Early Tender Notes”), as well as the percent of the aggregate principal amount of Notes outstanding constituting Early Tender Notes, is set forth in the columns entitled “Aggregate Principal Amount of Early Tender Notes” and “Percent of Outstanding Principal Amount Tendered,” respectively, in the table below. The consideration being offered for any such Early Tender Notes accepted for purchase in the Tender Offer is also set forth in the table below:

CUSIP / ISIN	Title of Notes	Aggregate Principal Amount Outstanding	Aggregate Principal Amount of Early Tender Notes	Percent of Outstanding Principal Amount Tendered	Tender Offer Consideration (1)	Early Tender Payment (2)	Total Consideration (1)(3)
Registered Notes: 947075AP2 / US947075AP29	Senior Notes due 2024	$1,900,000,000 (4)	$1,846,040.00	97.16%	$1,014.76	$50.00	$1,064.76

(1)	Per $1,000 principal amount of Notes validly tendered and accepted for payment.
(2)	Per $1,000 principal amount of Notes validly tendered and not validly withdrawn prior to the Early Tender Deadline and accepted for payment.
(3)	Includes the Tender Offer Consideration and Early Tender Payment.
(4)	Of the $2,100,000,000 outstanding aggregate principal amount of Notes as of the date of the launch of the Tender Offer, $200,000,000 in aggregate principal amount of Notes was redeemed at a price of 103.000% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, on October 20, 2021. Prior to December 1, 2022, the Issuer may redeem up to an additional $300 million in the aggregate principal amount of the Notes at a redemption price of 103.000% of the principal amount of the Notes being redeemed plus accrued and unpaid interest, if any, to the redemption date. The Issuer issued a notice of conditional redemption providing for the redemption of up to $1,600,000,000 aggregate principal amount of the Issuer’s remaining outstanding Notes not tendered and purchased in the Tender Offer (the “Concurrent Redemption”). The principal amount of the Notes to be redeemed was to be equal to the difference between (i) $1,600,000,000 and (ii) the aggregate principal amount of the Notes purchased by the Issuer in the Tender Offer. Since the Issuer purchased $1,600,000,000 aggregate principal amount of the Notes pursuant to the Tender Offer, the condition to the Concurrent Redemption has not been satisfied and cannot be satisfied, and the notice of the Concurrent Redemption is rescinded by the Issuer and shall be of no effect.

The Early Tender Notes will be accepted for purchase up to the Maximum Tender Amount, subject to proration, at the purchase price of $1,064.76 per $1,000 of principal amount of Notes, subject to the conditions set forth in the Offer to Purchase.

Because the aggregate principal amount of the Early Tender Notes tendered as of the Early Tender Deadline exceeds the Maximum Tender Amount, the aggregate principal amount of a Holder’s validly tendered Notes accepted for purchase will be subject to proration. The Issuer will determine the aggregate principal amount of a Holder’s validly tendered Notes accepted for purchase on a pro rata basis based on the aggregate principal amount of Notes tendered in the Tender Offer. Proration will be subject to maintaining $2,000 minimum denominations of Notes. To determine proration, the principal amount of Notes tendered by a Holder to be prorated will be multiplied by the proration factor and rounded down to the nearest $1,000. If, after applying the proration factor as described above, the principal amount of Notes that are not accepted and returned to a Holder as a result of proration would result in less than the minimum denomination of $2,000 principal amount being returned to such Holder, the Issuer will either accept or reject all of such Holder’s validly tendered Notes. Any tendered Notes not accepted for purchase due to proration will be promptly returned or credited to the Holder’s account.

The Tender Offer will expire at Midnight, New York City time, at the end of November 8, 2021, unless extended or earlier terminated by the Issuer (the “Expiration Date”). However, because the aggregate principal amount of all Notes tendered as of the Early Tender Deadline exceeds the Maximum Tender Amount, the Issuer will not accept for purchase any Notes tendered after the Early Tender Deadline. Subject to the terms and conditions of the Tender Offer, holders of the Early Tender Notes will receive the Total Consideration set forth in the table above, which includes the Early Tender Payment set forth in the table above.

In addition, holders of all Notes validly tendered and accepted for purchase pursuant to the Tender Offer will receive accrued and unpaid interest on such Notes from the last interest payment date with respect to such Notes to, but excluding, the Early Settlement Date.

The Early Settlement Date for the Early Tender Notes is expected to be on October 27, 2021.

The Issuer’s obligations to accept Notes on the Early Settlement Date are subject to, and conditioned upon, the satisfaction or waiver of certain conditions described in the Offer to Purchase, including, among other things, the Issuer consummating the New Notes Issuance (as defined in the Offer to Purchase) on terms satisfactory to it, on or prior to the Early Settlement Date, which conditions are expected to be satisfied on October 27, 2021.

All Notes purchased pursuant to the Tender Offer will be cancelled.

The complete terms and conditions of the Tender Offer are set forth in the Offer to Purchase. Holders are urged to read the Offer to Purchase carefully.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful. This disclosure does not constitute a notice of redemption with respect to the Notes.

Morgan Stanley & Co. LLC is the dealer manager (the “Dealer Manager”) in the Tender Offer. D.F. King & Co., Inc. has been retained to serve as both the tender and the information agent (the “Tender and Information Agent”) for the Tender Offer. Questions regarding the Tender Offer should be directed to the Dealer Manager at 1 (800) 624-1808 or (212) 761-1057. Requests for copies of the Offer to Purchase and other related materials should be directed to D.F. King & Co., Inc. at weatherford@dfking.com (email), (800) 290-6428 (U.S. Toll-Free) or (212) 269-5550 (Banks and Brokers).

None of the Company, its board of directors, the Issuer, the Dealer Manager, the Tender and Information Agent, the Trustee under the Indenture, or any of the Issuer’s affiliates, makes any recommendation as to whether holders of the Notes should tender any Notes in response to the Tender Offer. The Tender Offer is made only by the Offer to Purchase. The Tender Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the Tender Offer is required to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made on behalf of the Issuer by the Dealer Manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Forward Looking Statements

This news release contains forward-looking statements concerning, among other things, the Company’s strategy and financing plans and goals. These forward-looking statements are also generally identified by the words “intends”, “believe,” “project,” “expect,” “anticipate,” “estimate,” “outlook,” “budget,” “intend,” “strategy,” “plan,” “guidance,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are based upon the current beliefs of Weatherford’s management and are subject to significant risks, assumptions, and uncertainties. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Readers are cautioned that forward-looking statements are only predictions and may differ materially from actual future events or results, including the price and price volatility of oil and natural gas; the extent or duration of business interruptions, demand for oil and gas and fluctuations in commodity prices associated with COVID-19 pandemic; general global economic repercussions related to COVID-19 pandemic; the macroeconomic outlook for the oil and gas industry; and operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the COVID-19 virus and COVID-19 variants, including logistical challenges, protecting the health and well-being of our employees, remote work arrangements, performance of contracts and supply chain disruptions; financial market conditions and availability of capital; our ability to generate cash flow from operations to fund our operations; and the realization of additional cost savings and operational efficiencies. Forward-looking statements are also affected by the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and those set forth from time-to-time in the Company’s other filings with the Securities and Exchange Commission. The Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

About Weatherford

Weatherford is a leading global energy services company. Operating in approximately 75 countries, the Company answers the challenges of the energy industry with its global talent network of approximately 17,000 team members and approximately 365 operating locations, including manufacturing, research and development, service, and training facilities.

Contact:
Mohammed Topiwala

Weatherford Investor Relations
+1 713-836-7777
investor.relations@weatherford.com

For Media:

Kelley Hughes

Weatherford Global Communications

+1 713-836-4193

kelley.hughes@weatherford.com